UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
January 6, 2011
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
BLUE NILE, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	000-50763	91-1963165
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)
705 FIFTH AVENUE SOUTH, SUITE 900, SEATTLE, WASHINGTON, 98104
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)
(206) 336-6700
REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE
N/A
(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On January 6, 2011, Blue Nile, Inc. (the “Company”) entered into a Lease Agreement (the “Lease”) with Merrill Place LLC (the “Landlord”) for the lease of corporate office space in Seattle, Washington, subject to customary real estate lease conditions.
The Lease commences on May 1, 2011 and, unless sooner terminated or extended, expires on August 31, 2021 (the “Initial Term”). The Company has the right to terminate the Lease after the seventh year of the Initial Term for a fee. The Company also has the right to extend the Lease for up to two option terms of five years each.
The premises consist of approximately 27,682 square feet (the “Main Premises”). The Company will begin paying rent on August 1, 2011. During the Initial Term, the Company will pay $23.50 per square foot per month, with an annual increase of $0.75 a square foot, as base rent for the Main Premises. The Company also has exclusive use of another room within the building containing approximately 1,629 square feet of space for $12.00 a square foot, with an annual increase of $0.25 a square foot. In addition to base rent, the Company will reimburse Landlord for a portion of the annual increase in common area maintenance expenses, building insurance and real property taxes, subject to a cap.
The Company has the option to expand by 2,109 square feet, effective September 1, 2012, and the Company has a second option to expand by an additional 4,423 square feet, effective January 6, 2014. If the Company exercises an option to expand, the base rent for the expansion space will be the rental rate that the Company is then obligated to pay for the Main Premises. Further, the Company has an ongoing right of first opportunity on any leasable space that becomes available in the building.
As part of the Lease, the Landlord has agreed to provide various financial allowances to facilitate the Company’s build out of the offices and related tenant improvements, subject to customary terms and conditions relating to landlord-funded tenant improvements.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE NILE, INC.
	By:	/s/ Vijay Talwar
Vijay Talwar
Dated: January 12, 2011		Senior Vice President and General Manager of International and Chief Financial Officer (Principal Accounting and Financial Officer)